EXHIBIT A

IF YOU DO NOT WANT TO SELL YOUR SHARES AT THIS TIME, PLEASE DISREGARD THIS NOTICE.

NOTIFICATION OF THE COMPANY’S
TENDER OFFER TO PURCHASE SHARES.

December 22, 2017

Dear SkyBridge Multi‑Adviser Hedge Fund Portfolios LLC Shareholder:

We are writing to inform you of a tender offer by SkyBridge Multi‑Adviser Hedge Fund Portfolios LLC (formerly Citigroup Alternative Investments Multi‑Adviser Hedge Fund Portfolios LLC) (the “Company”) to purchase shares of Multi‑Strategy Series G.

Important Information Regarding this Tender Offer

This quarterly tender offer provides shareholders with an opportunity to redeem shares in the Company at the unaudited net asset value as of March 30, 2018.  If you are not interested in tendering your Shares for purchase by the Company at this time, you may disregard this notice.

Shares may be presented to the Company for purchase only by tendering them during one of the Company’s announced tender offers.  The tender offer period begins on December 22, 2017 and will end on January 25, 2018.  Should you wish to tender any of your Shares for purchase by the Company during this tender offer period, please complete and return the attached Notice of Intent to Tender in the enclosed postage‑paid envelope.  Note that, notwithstanding the foregoing, certain Shareholders may be required to deliver their Notice of Intent to Tender to their financial consultant (instead of directly to BNY Mellon Investment Servicing).  All Shareholders tendering Shares should carefully review their Notice of Intent to Tender and follow the delivery instructions therein.

All tenders must be received by BNY Mellon Investment Servicing, the Company’s agent designated for this purpose, either by mail or by fax in good order no later than 11:59 p.m., New York time, January 25, 2018.  If by fax, please deliver an original executed copy promptly thereafter.  If your Notice of Intent to Tender instructs you to deliver the form to your financial consultant (instead of directly to BNY Mellon Investment Servicing), please allow sufficient time for your financial consultant to deliver your Notice of Intent to Tender to BNY Mellon Investment Servicing by 11:59 p.m., New York time, January 25, 2018.

If you do not wish to tender your Shares, no action is required.  Simply disregard this notice.

Questions

If you have any questions, please refer to the attached Tender Offer to Purchase document, which contains additional important information about the tender offer, or BNY Mellon Investment Servicing at (855) 631‑5474.  You may also direct questions to your financial consultant.

Sincerely,

SkyBridge Multi‑Adviser Hedge Fund Portfolios LLC

COVER LETTER TO OFFER TO PURCHASE AND LETTER OF TRANSMITTAL

CLIENTS OF MERRILL LYNCH, PIERCE, FENNER & SMITH, INC. (“MERRILL LYNCH”)

IF YOU DO NOT WANT TO SELL YOUR UNITS AT THIS TIME, PLEASE DISREGARD THIS NOTICE.

THIS IS SOLELY A NOTIFICATION OF THE FUND’S TENDER OFFER.

December 22, 2017

Dear SkyBridge Multi-Adviser Hedge Fund Portfolios LLC Member:

We are writing to inform you of important dates relating to a tender offer (an “Offer”) by SkyBridge Multi-Adviser Hedge Fund Portfolios LLC (the “Fund”).  The Fund is offering a modified tender offer of its units of limited liability company interest (the “Units”) that will allow investors to either tender for cash or alternatively reinvest proceeds of underlying units of limited liability company interest in SkyBridge G II Fund, LLC.  Only the cash repurchase is available on your platform on March 29, 2017. If you are not interested in having the Fund repurchase your Units, please disregard this notice and take no action.

The Offer for tenders in cash will begin on December 22, 2017 and will expire at 11:59 p.m., Eastern Daylight Time, on January 25, 2018 .

Should you wish to tender all or a portion of your Units for purchase by the Fund pursuant to this Offer, please contact your Advisor who will provide you a customized Tender Offer Form for your account. Contained in this offer kit is a sample Tender Offer Form which is for your reference only.

The Tender Offer Form generated for your account will need to be signed and returned to your Advisor. Upon receiving the signed form, your Advisor will then submit the order. Your Advisor must submit the form by no later than 11:59 p.m., Eastern Daylight Time, on January 25, 2018.  If you do not wish to have all or any portion of your Units repurchased, simply disregard this notice.  NO ACTION IS REQUIRED IF YOU DO NOT WISH TO HAVE ANY OF YOUR UNITS REPURCHASED.

If you have any questions, please refer to the attached Offer to Purchase document, which contains additional important information about the tender offer, or call your Advisor.